UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2021

GEE GROUP INC.
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

7751 Belfort Parkway, Suite 150, Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 954-0400

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	JOB	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On April 21, 2021, GEE Group Inc. (the “Company”) announced that it has repaid approximately $56 million in aggregate outstanding indebtedness under its Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended and restated, supplemented or otherwise modified from time to time (the “Senior Credit Agreement”), by and among the Company, Scribe Solutions, Inc., Agile Resources, Inc. Access Data Consulting Corporation, Triad Personnel Services, Inc. Triad Logistics, Inc., Paladin Consulting, Inc., BMCH, INC., GEE Group Portfolio Inc., and SNI Companies, Inc., each a subsidiary of the Company listed as a “Guarantor” and MGG Investment Group LP, as administrative agent, collateral agent and term loan agent for the lenders (“MGG”), including accrued interest, using the net proceeds of its recently completed underwritten public offering and additional available cash.

The repaid debt was originally obtained from investors led by MGG on April 3, 2017, and had a maturity date of June 30, 2023. The repaid debt was comprised of a revolving credit facility with a principal balance on the date of repayment of approximately $11.8 million, which was subject to an annual interest rate comprised of the greater of the London Interbank Offering Rate ("LIBOR") or 1%, plus a 10% margin (approximately 11% per annum), and a term loan with a principal balance on the date of repayment of approximately $43.7 million, which was subject to an annual interest rate of the greater of LIBOR or 1% plus a 10% margin. The term loan also had an annual payment-in-kind ("PIK") interest rate of 5% in addition to its cash interest rate, which was being added to the term loan principal balance (cash and PIK interest rate combined of approximately 16% per annum). Accrued interest of approximately $0.5 million, in the aggregate, was paid in connection with the principal repayments. A copy of the press release announcing the repayment of the indebtedness is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 21, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GEE GROUP INC.

Date: April 21, 2021	By:	/s/ Kim Thorpe
Kim Thorpe
Chief Financial Officer

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